UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1 to Form 8-A

Originally Filed on September 9, 2009)

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Facet Biotech Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34154	26-3070657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(650) 454-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights, no par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Facet Biotech Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on September 9, 2009.

Item 1.      Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

“On December 15, 2009, the Company and the Rights Agent entered into an amendment to the Rights Agreement (“Amendment No. 1”). Amendment No. 1 provides that Biotechnology Value Fund L.P. and certain of its affiliates (collectively, “BVF”) may increase its aggregate ownership of shares of Common Stock to an amount exceeding 15% but less than 20% of the outstanding shares of Common Stock without becoming an Acquiring Person, subject to compliance by BVF with the terms of the stockholders agreement entered into by the Company and BVF on December 15, 2009.  Amendment No. 1 further provides that in the event the aggregate ownership of shares of Common Stock by BVF is greater than 15% and less than 20% of the outstanding shares of Common Stock, if BVF transfers any Shares, the ownership limitation in the definition of Acquiring Person applicable to BVF will be adjusted downwards from 20% so as to always equal one share greater than BVF’s then-current ownership, until such time as such ownership limitation reaches 15%.  For this purpose, a transfer includes tendering (or announcing any intention to tender) shares of Common Stock in a tender offer, regardless of whether such shares of Common Stock are purchased pursuant to such tender offer.

On December 16, 2009, Facet Biotech Corporation (the “Company”) and the Rights Agent entered into an amendment to the Rights Agreement (“Amendment No. 2”). Amendment No. 2 relates to ownership of shares of Common Stock by The Baupost Group, L.L.C. and certain of its affiliates (collectively, “Baupost”) and provides for the same terms with respect to Baupost as Amendment No. 1 does for BVF.

Amendment No.1 and Amendment No. 2 are filed herewith as exhibits and incorporated by reference into this Item 1. The foregoing description of Amendment No. 1 and Amendment No. 2 is not complete and is qualified in its entirety by reference to Amendment No. 1 and Amendment No. 2.”

Item 2.      Description of Registrant’s Securities to be Registered.

Exhibit Number	Description of Exhibit
4.1	Rights Agreement between the Company and Mellon Investor Services LLC as Rights Agent (incorporated by reference to Exhibit 1 of Company’s Form 8-A filed September 9, 2009).
4.2	Amendment to Rights Agreement, dated as of December 15, 2009, between the Company and Mellon Investor Services LLC as Rights Agent.
4.3	Amendment No. 2 to Rights Agreement, dated as of December 16, 2009, between the Company and Mellon Investor Services LLC as Rights Agent.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FACET BIOTECH CORPORATION

		By:	/s/ FRANCIS SARENA
		Name:	Francis Sarena
		Title:	Vice President, General Counsel
and Secretary

Dated:	December 16, 2009

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